DUNDEE SECURITIES CORPORATION
AGENCY AGREEMENT

January 22, 2007

Detour Gold Corporation
BCE Place, 161 Bay Street, 27th Floor
Toronto, ON M5J 2S1
Attention: Mr. Gerald Panneton,
                    President and Chief Executive Officer

Dear Sirs:

Re:      Detour Gold Corporation – Initial Public Offering

Dundee Securities Corporation (“Dundee”), Haywood Securities Inc., TD Securities Inc. and Blackmont Capital Inc. (collectively, the “Agents”) understand that (i) Detour Gold Corporation (the “Corporation”) is authorized to issue, among other things, a minimum of 5,000,000 common shares (individually a “Share” and, collectively, the “Shares”) in the capital of the Corporation and a maximum of 10,000,000 Shares; and (ii) the Corporation is prepared to issue and sell, and the Agents have agreed to purchase themselves or to place through other parties, a minimum of 5,000,000 Shares and a maximum of 10,000,000 Shares at a price of Cdn$3.50 per share (the “Purchase Price”).

Based upon the understanding of the Agents set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Corporation hereby appoints the Agents to act as the sole and exclusive agents of the Corporation to solicit offers to purchase the Shares, on a best efforts basis, a minimum of 5,000,000 Shares and a maximum of 10,000,000 Shares at the Purchase Price for an aggregate purchase price of a minimum of Cdn$17,500,000 and a maximum of Cdn$35,000,000 and the Agents hereby agree to act as such Agents. It is understood and agreed that the Agents are under no obligation to purchase the Shares although the Agents may subscribe for and purchase all or part of the Shares if they so desire.

In consideration of the Agents’ services to be rendered in connection with the Offering (as defined hereinafter), including assisting in preparing documentation relating to the Shares including the Preliminary Prospectus and the Final Prospectus (in each case as hereinafter defined), distributing the Shares, directly and through other investment dealers and brokers, the Corporation agrees to pay the Agency Fee (as hereinafter defined) to the Agents.

The Corporation agrees that the Agents will be permitted to appoint, at their sole expense, other registered dealers or other dealers duly qualified in their respective jurisdictions, in each case acceptable to the Corporation, acting reasonably, as their Agents to assist in the Offering in the Qualifying Provinces (as hereinafter defined) and that the Agents may determine the remuneration payable to such other dealers appointed by them.

The terms and conditions of this Agreement are as follows:

1.	Definitions, Interpretation and Schedules

	(a)	Definitions: Whenever used in this Agreement:

		(i)	“Acquisition” means the acquisition of the Detour Lake Property by the Corporation from Pelangio, pursuant to the Purchase Agreement;

		(ii)	“Accredited Investors” means an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act;

		(iii)	“Agency Fee” means a cash fee equal to 6% of the aggregate gross proceeds of the Offering payable at the Closing Time;

		(iv)	“Agents” shall have the meaning ascribed thereto in the first paragraph of this Agreement;

		(v)	“Agents’ Shares” means the common shares of the Corporation which may be issued on exercise of the Compensation Options;

(vi)

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agents herein, including the schedules attached hereto, as amended or supplemented from time to time;

(vii)

“Ancillary Documents” means all agreements, indentures, certificates (including the Compensation Options) and documents executed and delivered, or to be executed and delivered, by the Corporation in connection with the transactions contemplated by this Agreement;

(viii)	“Business Day” means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Province of Ontario;

(ix)	“CBCA” means the Canada Business Corporations Act;

(x)	“Closing” means the purchase and sale of the Shares subscribed for by the Purchasers;

(xi)

“Closing Date” means the Business Day for which there is a closing of the sale of the Shares, which shall be held on January 30, 2007 or such earlier or later date as may be agreed by the Corporation, the Agents and Pelangio;

(xii)	“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agents may mutually agree upon in writing;

(xiii)

“Compensation Options” means the warrants entitling the Agents to acquire that number of Agents’ Shares that is equal to 5% of the aggregate number of Shares issued under the Offering, at a price of Cdn$3.85 per Agents’ Share, being a 10% premium to the Purchase Price;

(xiv)	“Corporation” means Detour Gold Corporation, a company incorporated under the CBCA and includes any successor corporation thereto;

(xv)	“Detour Gold Segment” means a development stage entity which is the Detour Lake Property segment of Pelangio to be acquired by the Corporation pursuant to the Purchase Agreement;

(xvi)	“Detour Lake Joint Venture” means Pelangio-Larder Mines Limited, the predecessor to Global Alumina Corporation and Franco-Nevada Mining Corporation Limited;

(xvii)

“Detour Lake Property” means certain mining claims, staked claims and mining leases in and around Detour Lake, Ontario, and an option to purchase the Mine Option Property to be acquired by the Corporation pursuant to the Purchase Agreement;

(xviii)	“Distribution Period” means the period commencing on the date of this Agreement and ending on the date on which all of the Shares have been sold by the Agents to the public;

(xix)	“Exchange” means the Toronto Stock Exchange;

(xx)	“Final Prospectus” means the (final) prospectus of the Corporation qualifying the distribution of the Shares;

(xxi)	“Mine Option” means the option to acquire the Mine Option Property pursuant to the Option and Access Agreement;

(xxii)	“Mine Option Property” means the part of the Detour Lake Property as set out in the Option and Access Agreement that is subject to the Mine Option;

(xxiii)	“Offering” means the offering for sale by the Corporation on a best efforts basis of the Shares;

(xxiv)	“Offering Documents” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Supplementary Material;

(xxv)

“Ontario Act” means the Securities Act (Ontario) and the regulations thereunder, together with the instruments, published policies, rules, orders, notices and interpretation notes of the Ontario Securities Commission, as amended, supplemented or replaced from time to time;

(xxvi)	“Option and Access Agreement” means the option and access agreement between the Detour Lake Joint Venture and Placer Dome (CLA) Limited dated December 10, 1998;

(xxvii)	“Pelangio” means Pelangio Mines Inc.;

(xxviii)

“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(xxix)	“Preliminary Prospectus” means the preliminary prospectus of the Corporation dated December 5, 2006 prepared in connection with the qualification of the distribution of the Shares;

(xxx)

“Purchase Agreement” means the asset purchase agreement between the Corporation and Pelangio entered into August 21, 2006 and amended on September 21, 2006, October 4, 2006 and January 8, 2007 in respect of the Acquisition;

(xxxi)	“Purchase Price” means Cdn. $3.50 per Share;

(xxxii)	“Purchasers” means the purchasers of the Shares collectively;

(xxxiii)	“Qualifying Provinces” means each of the provinces of Canada other than Québec;

(xxxiv)	“Securities Commissions” means the securities regulatory authorities of the Selling Jurisdictions;

(xxxv)	“Securities Laws” means the securities legislation and regulations of, and the instruments, published policies, rules, orders, notices and interpretation notes of the securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xxxvi)	“Seed Shares” means 5,000,0000 Shares, being all of the Shares issued and outstanding on the date hereof;

(xxxvii)	“Selling Group” means, collectively, those registered dealers appointed by the Agents to assist in the Offering as contemplated herein;

(xxxviii)	“Selling Jurisdictions” means, collectively, the Qualifying Provinces and such other jurisdictions as the Agents and the Corporation may agree, including the United States;

(xxxix)	“Subscription Agreement” means a subscription agreement pursuant to which a United States purchaser subscribes for Shares pursuant to the Offering;

(xl)	“Subsidiary” shall have the meaning ascribed to such term in the Securities Act (Ontario);

(xli)

“Supplementary Material” means, collectively, any amendment to the Final Prospectus, any amended or supplemental prospectus or ancillary material required to be filed with any of the Securities Commissions in connection with the distribution of the Shares and any material incorporated therein by reference;

(xlii)	“Transfer Agent” means Computershare Investor Services Inc.

(xliii)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(xliv)	“U.S. Person” means “U.S. Person” as defined in Regulation S under the U.S. Securities Act;

(xlv)	“U.S. Preliminary Wrap” means the preliminary offering memorandum used with the Preliminary Prospectus for purposes of the exempt distribution in the United States;

(xlvi)	“U.S. Final Wrap” means the final offering memorandum used with the Final Prospectus for purposes of the exempt distribution in the United States; and

(xlvii)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

(b)

Other Defined Terms: Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation” and “senior officer” shall have the meaning given to such word or term in the Ontario Act unless specifically provided otherwise herein.

(c)

Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(d)	Currency: All references to monetary amounts in this Agreement are to lawful money of Canada.

(e)	Schedules: The following schedules are attached to this Agreement and are deemed to be a part of and incorporated in this Agreement:

Schedule	Title

A	Opinion of the Corporation’s Counsel

B	Terms for Offering to U.S. Purchasers

2.	Shares

The Shares include the minimum of 5,000,000 Shares and the maximum of 10,000,000 Shares which the Agents have agreed to place.

3.	Offering

(a)

Nature of Transaction: Each Purchaser resident in a Qualifying Province shall purchase the Shares pursuant to the Final Prospectus. Each other Purchaser shall purchase in accordance with such procedures as the Corporation and the Agents may mutually agree, acting reasonably, in order to fully comply with the Securities Laws. The Corporation hereby agrees to secure compliance with all applicable securities regulatory requirements of the Qualifying Provinces on a timely basis in connection with the distribution of the Shares. Subject to being notified by the Agents of the requirements thereof and upon request by the Agents, the Corporation also agrees to file within the periods stipulated under Securities Laws outside of Canada and at the Corporation’s expense all private placement forms required to be filed by the Corporation and the Purchasers, respectively, in connection with the Offering and agrees to pay all filing fees required to be paid in connection therewith so that the distribution of the Shares outside of Canada may lawfully occur without the necessity of registering the Shares or filing a prospectus or any similar document under the Securities Laws outside of Canada, if applicable. The Agents agree to assist the Corporation in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offering.

(b)

Agency Group: The Corporation agrees that, subject to the consent of the Corporation, such consent not to be unreasonably withheld, the Agents have the right to invite one or more investment dealers to form an agency or selling group to participate in the soliciting of offers to purchase the Shares. The Agents shall have the exclusive right to control all compensation arrangements between the members of the agency or selling group. The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any agency or selling group formed by the Agents and appoints the Agents as trustee of such rights and benefits for all such investment dealers, and the Agents hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of all such investment dealers. The Agents shall ensure that any investment dealer who is a member of any agency or selling group formed by the Agents pursuant to the provisions of this subsection 3(b) or with whom the Agents has a contractual relationship with respect to the Offering, if any, agree with the Agents to comply with the covenants and obligations given by the Agents herein.

(c)

Representations and Covenants of the Agents: Each of the Agents represent, warrant and covenant with the Corporation that it will (and will use its commercially reasonable best efforts to cause the members of the Selling Group to): (i) conduct activities in connection with arranging for the sale and distribution of the Shares in compliance with all Securities Laws, the Preliminary Prospectus, the Final Prospectus and any Supplementary Material and the provisions of this Agreement; (ii) not, directly or indirectly, sell or solicit offers to purchase the Shares or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering materials in any country or jurisdiction so as to require registration of the Shares or filing of a prospectus or similar document with respect thereto or compliance by the Corporation with regulatory requirements (including any continuous disclosure obligations or similar reporting obligations) under the laws of, or subject the Corporation (or any of its directors, officers or employees) to any inquiry, investigation or proceeding of any securities regulatory authority, stock exchange or other authority in, any jurisdiction (other than the filing of the Preliminary Prospectus and the Final Prospectus in the Qualifying Provinces); (iii) use reasonable efforts to complete and to cause the members of the Selling Group to complete the distribution of the Shares as soon as reasonably practicable; (iv) not make any representations or warranties with respect to the Corporation or its securities, other than as set forth in the Preliminary Prospectus, the Final Prospectus and any Supplementary Material; and (v) upon the Corporation obtaining the necessary receipts therefor from each of the Securities Commissions in Canada, deliver one copy of the Final Prospectus and any Supplementary Material to each of the Purchasers.

(d)

Other: Dundee shall, on behalf of the Agents, notify the Corporation when, in its opinion, the Agents and Selling Group have ceased distribution of the Shares and, if required for regulatory compliance purposes, provide a breakdown of the number of Shares distributed and proceeds received (A) in each of the Qualifying Provinces and (B) in any other jurisdiction. Notwithstanding the foregoing provisions of this Section 3, an Agent will not be liable to the Corporation under this Section 3 with respect to a default under this Section 3 by another Agent.

(e)

U.S. Sales: All offers and sales of Shares in the United States or to U.S. Persons shall only be made in compliance with Schedule “B” to this Agreement which is incorporated herein and forms a part of this Agreement.

4.	Due Diligence

(a)

Prior to the filing of the Final Prospectus and any Supplementary Material, the Corporation will allow the Agents to participate fully in the preparation of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material and shall allow the Agents to conduct all due diligence which they may reasonably require to conduct in order to fulfill their obligations and in order to enable them to responsibly execute the certificates required to be executed by them at the end of each of the Preliminary Prospectus, the Final Prospectus and any applicable Supplementary Material.

(b)

The Corporation will promptly notify the Agents in writing if, prior to completion of the Distribution Period, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agents) or any event or development involving a prospective material change or a change in a material fact or any other material change concerning the Corporation or any other change which is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Final Prospectus or any Supplementary Material, as they exist immediately prior to such change, or could render Final Prospectus or any Supplementary Material, as they exist immediately prior to such change, not in compliance with any of the Securities Laws.

(c)

The Corporation will promptly notify the Agents in writing with full particulars of any such actual, anticipated, contemplated, threatened or prospective change referred to in the preceding paragraph and the Corporation shall, to the satisfaction of the Agents, acting reasonably, provided the Agents have taken all action required by them hereunder to permit the Corporation to do so, file promptly and, in any event, within all applicable time limitation periods with the Securities Commissions in the Qualifying Provinces a new or amended Final Prospectus or Supplementary Material, as the case may be, or material change report as may be required under the Securities Laws and shall comply with all other applicable filing and other requirements under the Securities Laws including any requirements necessary to qualify the distribution of the Shares and the Compensation Option and shall deliver to the Agents as soon as practicable thereafter their reasonable requirements of conformed or commercial copies of any such new or amended Final Prospectus or Supplementary Material. The Corporation will not file any such new or amended disclosure documentation or material change report without first obtaining the written approval of the form and content thereof by the Agents, which approval shall not be unreasonably withheld or delayed; provided that the Corporation will not be required to file a registration statement or otherwise register or qualify the Shares for sale or distribution outside Canada.

(d)

The Corporation will in good faith discuss with the Agents as promptly as possible any circumstance or event which is of such a nature that there is or ought to be consideration given as to whether there may be a material change or change in a material fact or other change described in the preceding two paragraphs.

(e)

The minute books of the Corporation provided to counsel to the Agents contain copies of all constating documents and all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

5.        Conditions to Purchase Obligation

5.1      The following are conditions of the Agents’ obligations to close the sale of the Shares by the Corporation as contemplated hereby, which conditions the Corporation covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Closing Date, which conditions may be waived in writing in whole or in part by the Agents:

(a)

the Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the Securities Commissions and the Exchange required to be made or obtained by the Corporation in connection with the Offering, on terms which are acceptable to the Corporation and the Agents, acting reasonably, prior to the Closing Date, it being understood that the Agents will do all that is reasonably required to assist the Corporation to fulfill this condition;

(b)

the Corporation shall have delivered to the Agents without charge and in such numbers as the Agents may reasonably request, within 24 hours of the issuance of the MRRS decision document or receipt for the Preliminary Prospectus by each of the Qualifying Provinces, or such later time as may be agreed upon by the Corporation and the Agents, in such Canadian cities as the Agents may reasonably request, the reasonable requirements of conformed commercial copies of the Preliminary Prospectus in the English language;

(c)

the Corporation shall have delivered to the Agents without charge and in such numbers as the Agents may reasonably request, within 24 hours of the issuance of the MRRS decision document or receipt for the Final Prospectus by each of the Qualifying Provinces, or such later time as may be agreed upon by the Corporation and Dundee on behalf of the Agents, in such Canadian cities as Dundee, on behalf of the Agents, may reasonably request, the reasonable requirements of conformed commercial copies of the Final Prospectus and any Supplementary Material, if applicable, in the English language;

(d)

the Corporation shall have delivered to the Agents, without charge and in such numbers and in such cities as Dundee, on behalf of the Agents, may reasonably request, commercial copies of the U.S. Preliminary Wrap and the U.S. Final Wrap and any amendments thereto;

(e)

the Shares will have been accepted for listing by the Exchange, subject to the usual conditions of the Exchange, and will, at the opening of trading on the Exchange on the Closing Date, be accepted for trading on the Exchange;

(f)

the Corporation’s board of directors will have authorized and approved this Agreement, the Subscription Agreement, the sale and issuance of the Shares, the issuance of the Compensation Options, the issuance of the Agents’ Shares upon the exercise of the Compensation Options and all matters relating to the foregoing;

(g)

the Corporation will deliver a certificate of the Corporation and signed on behalf of the Corporation, but without personal liability, by the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation or such other senior officers of the Corporation as may be acceptable to the Agents, acting reasonably, addressed to the Agents and their counsel and dated the Closing Date, in form and content satisfactory to the Agents, acting reasonably, certifying that:

(i)

no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Shares or any of the Corporation’s issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of such officers, threatened;

(ii)

there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation since the date of this Agreement which has not been generally disclosed;

(iii)

no material change relating to the Corporation, except for the Offering, has occurred with respect to which the requisite material change statement or report has not been filed and no such disclosure has been made on a confidential basis;

(iv)

the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects at the Closing Time, with the same force and effect as if made by the Corporation as at the Closing Time after giving effect to the transactions contemplated hereby;

(v)

the Corporation has complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with or satisfied, other than conditions which have been waived by the Agents, at or prior to the Closing Time; and

(vi)	such other matters as the Agents may reasonably request;

(h)

the Corporation will have caused a favourable legal opinion to be delivered by its legal counsel addressed to the Agents, in form and substance satisfactory to the Agents acting reasonably, including in respect of those matters identified in Schedule “A” hereto. In giving such opinion, counsel to the Corporation shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel or to arrange, to the extent appropriate, for separate opinions of local counsel and shall be entitled as to matters of fact to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy;

(i)

in the event that a Person in the United States has agreed to purchase Shares, the Agents shall have received at the Closing Time a legal opinion from the Corporation's United States counsel dated the Closing Date, in form and substance satisfactory to the Agents, addressed to the Agents, to the effect that no registration of the Shares will be required under the U.S. Securities Act, in connection with the offering of the Shares for sale in the United States provided that the offer and sale of Shares in the United States is made in accordance with the terms set out in this Agreement, including Schedule "B" hereto;

(j)

the Corporation will have caused a favourable title opinion with respect to the lands that comprise the Detour Lake Property to be delivered, in form and substance satisfactory to the Agents, acting reasonably;

(k)

the Corporation will have obtained, on or prior to the completion of the Acquisition, all consents, approvals and authorizations contemplated to be obtained by the Corporation under the Purchase Agreement and all conditions of closing of the Acquisition shall be satisfied or waived;

(l)	the closing of the Acquisition will have occurred concurrently with the closing of the Offering;

(m)	the holders of the Seed Shares shall escrow the Seed Shares from the Closing Date until October 23, 2007;

(n)	Pelangio shall escrow all of the Shares issued to Pelangio pursuant to the Purchase Agreement for a period of six months following the Closing Date;

(o)	the Corporation will have caused McGovern, Hurley, Cunningham, LLP to deliver an update of its letter referred to in Section 6.1 below;

(p)

the Corporation will cause its Transfer Agent to deliver a certificate as to the issued and outstanding common shares of the Corporation as at the close of business on the Business Day immediately preceding the Closing Date;

(q)	the Corporation will deliver such further certificates and other documentation as may be contemplated in this Agreement or as the Agents’ or their counsel may reasonably require;

(r)	the Agents not having previously terminated its obligations pursuant to this Agreement; and

(s)

prior to the Closing Time, no material change (actual, anticipated, contemplated or, to the knowledge of the Corporation, threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation shall have occurred.

5.2      The Corporation acknowledges that the Agents and their representatives have not yet completed their due diligence of the Corporation and may terminate their obligations to purchase the Shares up to the Closing Time if any of the Agents, in their sole discretion, acting reasonably, determine that any due diligence finding will, or may be reasonably expected to, materially affect the Corporation’s affairs.

6.        Additional Documents Upon Filing of Final Prospectus

6.1      The Corporation shall cause to be delivered to the Agents, concurrently with the filing of the Final Prospectus and any Supplementary Material, a comfort letter dated the date thereof from the auditors of the Corporation and addressed to the Agents and to the directors of the Corporation, in form and substance reasonably satisfactory to the Agents, relating to the verification of the financial information and accounting data and other numerical data of a financial nature contained therein and matters involving changes or developments since the respective dates as of which specified financial information is given therein, to a date not more than two business days prior to the date of such letter.

7.        Closing

7.1      The Offering will be completed at the offices of the Corporation’s counsel in the city of Toronto, with share certificates representing the Shares to be concurrently delivered in the city of Toronto at the Closing Time or such other place, date or time as may be mutually agreed to; provided that if the Corporation has not been able to comply in any material respect with any of the covenants or conditions set out herein required to be complied with by the Closing Time or such other date and time as may be mutually agreed to or such covenant or condition has not been waived by the Agents, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses, indemnity and contribution provided for in this Agreement.

7.2      At the Closing Time, the Corporation shall deliver to the Agents:

(a)	certificates representing the Shares registered as the Agents may direct;

(b)	the requisite legal opinions and certificates as contemplated in section 5.1; and

(c)	such further documentation and opinions as may be contemplated herein or as the Agents or the Securities Commissions may reasonably require,

against payment of the aggregate purchase price for the Shares, net of the Agency Fee and expenses incurred up to the Closing Date as contemplated in this Agreement, by certified cheque or wire transfer payable to the Corporation. Any additional expenses of the Agents incurred in connection with the Offering to which the Corporation is responsible pursuant to this Agreement and not included in these expenses retained by the Agents shall be paid by the Corporation forthwith upon invoices being provided therefor.

7.3      All terms and conditions of this Agreement shall be construed as conditions and any breach or failure to comply with any such terms and conditions in any material respect shall entitle the Agents to terminate their obligations to sell the Shares by written notice to that effect given to the Corporation prior to the Closing Time. It is understood that the Agents may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any such terms and conditions or any other subsequent breach or non-compliance; provided that to be binding on the Agents, any such waiver or extension must be in writing, it being acknowledged that the execution of such waiver or extension by Dundee on behalf of the Agents shall satisfy such requirement.

8.        Compensation

(a)

Commission: In consideration of the agreement of the Agents to act as agents of the Corporation in respect of the Offering, and in consideration of the services performed and to be performed by the Agents in connection therewith, including, without limitation:

	(i)	acting as Agents of the Corporation to solicit, on a best efforts basis, offers to purchase the Shares;

	(ii)	participating in the preparation of the form of the Preliminary Prospectus and the Final Prospectus and certain of the Ancillary Documents; and

	(iii)	advising the Corporation with respect to the initial public offering of the Shares;

the Corporation shall pay to the Agents or as the Agents may otherwise direct at the Closing Time against receipt of payment of the Purchase Price for the Shares, a cash fee equal to 6% of the gross proceeds of the Offering.

Compensation Options: The Agents will also receive the non-transferable Compensation Options entitling them to purchase, in the aggregate, that number of Agents’ Shares which is equal to 5% of the aggregate number of Shares issued under the Offering at a price of Cdn$3.85 per Share, being a 10% premium to the Purchase Price. The Compensation Options may be exercised, in whole or in part, for a period of twelve (12) months after the Closing Date.

(b)

Taxes: The Corporation and the Agents acknowledge and agree that if a separate fee would have been charged to the Corporation for the services described in clause 8(a)(i) above, such separate fee would represent more than 50% of the fee payable to the Agents, and the Corporation hereby further acknowledges and agrees that the Agents will rely on the foregoing statement in not charging federal goods and services tax on such fee and that the Corporation will forthwith pay to the Agents any such tax and any applicable interest and penalties to the extent determined to be exigible.

(c)	Expenses: The foregoing obligations are additional to those set forth in Section 13 hereof.

9.	Representations and Warranties of the Corporation

9.1	The Corporation hereby represents, warrants and covenants to and with the Agents that:

9.1.1	General Matters

(a)

the Corporation (i) has been duly incorporated under the CBCA and is and will at the Closing Time be up-to-date in all material corporate filings and in compliance with the CBCA; (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to create, issue and sell the Shares, issue the Compensation Options and the Agents’ Share issuable upon the exercise thereof, to enter into this Agreement and to carry out the provisions contained in this Agreement;

(b)	the Corporation has no Subsidiaries;

(c)	no proceedings have been taken, instituted or, to the knowledge of the Corporation, are pending for the dissolution or liquidation of the Corporation;

(d)

the Corporation is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations (including all material applicable Canadian federal, provincial, municipal, and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including but not limited to relevant exploration, concessions and permits) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which could have an adverse material effect on the Corporation and will at the Closing Time be valid, subsisting and in good standing;

(e)

all necessary steps, consents, approvals, authorization and other corporate action have been taken or will have been taken and all necessary documents have been or will be delivered and executed prior to the Closing Time in connection with and to effect the completion of the Acquisition;

(f)

all necessary corporate action has been taken or will have been taken prior to the Closing Time by the Corporation so as to validly issue and sell the Shares and to validly issue the Compensation Options;

(g)

all necessary consents, approvals, authorizations and corporate action have been obtained or taken or will be obtained or taken prior to the Closing Time, and all necessary documents have been delivered and executed or will have been delivered and executed prior to the Closing Time, with respect to the Offering;

(h)

the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Corporation and this Agreement has been executed and delivered by the Corporation and constitutes, and at the Closing Time, will constitute, a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability is subject to the provisions of the Limitation Act, 2002 (Ontario);

(i)

the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Corporation, the issuance, sale and delivery of the Shares to be issued, sold and delivered by the Corporation at the Closing Time, the issuance and delivery of the Compensation Options to be issued and delivered by the Corporation at the Closing Time and the issuance of the Agents’ Shares upon exercise of the Compensation Options do not and will not require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, Securities Commission or other third party, except such as have been obtained or such as may be required (and shall be obtained prior to the Closing Time) under Securities Laws or stock exchange regulations or pursuant to the Purchase Agreement;

(j)

the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Corporation and the issuance, sale and delivery of the Shares to be issued, sold and delivered by the Corporation at the Closing Time, the issuance and delivery of the Compensation Options to be issued and delivered by the Corporation at the Closing Time and the issuance of the Agents’ Shares upon the exercise of the Compensation Options do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with any of the terms, conditions or provisions of the articles or by-laws of the Corporation or the resolutions of the shareholders or directors of the Corporation or with the terms of any agreement to which the Corporation is a party or any judgment, decree, stature, rule or regulation applicable to it, which breach or default would have a material adverse effect on the Corporation;

(k)

the Shares to be issued and sold as hereinbefore described have been, or prior to the Closing Time will be, authorized for issuance, the Shares will have been reserved for issuance by the Corporation and, upon payment of the issue price for the Shares and when certificates for the Shares are countersigned by the Transfer Agent, the Shares will be validly issued and fully paid and non-assessable, and all statements made in the Final Prospectus describing the Shares are accurate in all material respects;

(l)

the Compensation Options to be issued as hereinbefore described have been, or prior to the Closing Time will be, authorized for issuance, and when certificates for the Compensation Options are signed by the Corporation, the Compensation Options will be validly issued securities, and all statements made in the Final Prospectus describing the Compensation Options are accurate in all material respects;

(m)

the Agents’ Shares to be issued as hereinbefore described have been, or prior to the Closing Time will be, authorized for issuance, the Agents’ Shares will have been reserved for issuance by the Corporation and when certificates for the Agents’ Shares are countersigned by the Transfer Agent, the Agents’ Shares will be validly issued and fully paid and non-assessable, and all statements made in the Final Prospectus describing the Agents’ Shares are accurate in all material respects;

(n)

the authorized capital of the Corporation consists of an unlimited number of common shares, of which, as of the date of this Agreement, 5,000,000 common shares were outstanding as fully paid and non-assessable shares of the Corporation;

(o)

the Corporation is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation;

(p)

no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Shares or the trading of any of the Corporation’s issued securities has been issued and no proceedings for such purpose are pending or, to the best of the Corporation’s knowledge, information and belief, threatened;

(q)	the Corporation shall comply with the rules and regulations of the Exchange;

(r)

except as disclosed in the Final Prospectus, no person now has any agreement or option or right or privilege (whether at law, preemptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of the Corporation;

(s)	since October 31, 2006, except as disclosed in the Final Prospectus:

(i)

there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of the Corporation;

(ii) there has not been any material change in the capital stock or long-term debt of the Corporation; and

(iii) the Corporation has carried on its business in the ordinary course;

(t)

since December 31, 2005, except as disclosed in the Final Prospectus, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of the Detour Gold Segment;

(u)	the financial statements contained in the Final Prospectus present fairly, in all material respects, the financial condition of the Corporation and the Detour Gold Segment for the periods then ended;

(v)

except as disclosed in the Final Prospectus, there are no actions, proceedings or investigations (whether or not purportedly by or on behalf of the Corporation) pending or threatened against or affecting the Corporation or the Detour Gold Segment at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign;

(w)

neither the Corporation nor the Detour Gold Segment have any liability, direct or indirect, contingent or otherwise, which materially adversely affects, or would reasonably be expected to have a material adverse effect on, the Corporation or the Detour Gold

Segment. Without limiting the generality of the foregoing, neither the Corporation nor the Detour Gold Segment have any material obligation or liability except as disclosed in the Final Prospectus or those arising in the ordinary course of business none of which is materially adverse to the Corporation and the Detour Gold Segment taken together as a whole;

(x)

to the best of the Corporation’s knowledge, having made due inquiry, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation, except as disclosed in the Final Prospectus;

(y)

(i) the Corporation is not in default or in breach in any material respect of any agreement, mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation is a party, and (ii) the execution and delivery of this Agreement by the Corporation and the performance and compliance with the terms of this Agreement by the Corporation (including the issue, sale and delivery of the Shares, the grant of the Compensation Options by the Corporation and the issuance of the Agents’ Shares upon exercise of the Compensation Options) will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Corporation or any agreement, mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to it, which breach or default would have a material adverse affect on the Corporation;

(z)

the Corporation will at the Closing Time be, a “reporting issuer” or its equivalent in the Qualifying Provinces, not included in a list of defaulting reporting issuers maintained by the Securities Commissions, as applicable, and in particular, without limiting the foregoing, the Corporation has at all relevant times complied with its obligations to make timely disclosure of all material changes relating to it, no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed with the Securities Commissions, except to the extent that the Offering constitutes a material change;

(aa)

the information and statements set forth in the Preliminary Prospectus, the Final Prospectus and any Supplementary Material (except any information or statements relating solely to or provided by the Agents) are or will be, as applicable, true, correct and complete in all material respects and do not or will not, as applicable, contain any misrepresentation as of the date of such information or statement, and the Corporation has not filed any confidential material change reports or similar confidential report with any Securities Commission that is still maintained on a confidential basis;

(bb)	the auditors of the Corporation who audited the consolidated financial statements of the Corporation are independent public accountants as required by the Securities Laws;

(cc)	there has not been any “reportable event” (within the meaning of National Instrument 51- 102) with the present or any former auditor of the Corporation;

(dd)	all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties,

levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation or the Detour Segment have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of the Corporation or of the Detour Segment or result in an adverse material change to the Corporation or the Detour Segment. All tax returns, declarations, remittances and filings required to be filed by the Corporation have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of the Corporation or the Detour Segment or result in an adverse material change to the Corporation or the Detour Segment. To the best of the knowledge of the Corporation, no examination of any tax return of the Corporation is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Corporation, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact of the Corporation or result in an adverse material change to the Corporation;

(ee)

the Corporation is not, nor to the best of the Corporation’s knowledge, information and belief, having made due inquiry, is any other person, in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by the Corporation or the Detour Gold Segment under any agreement, or arrangement (including all joint venture agreements) to which the Corporation or Pelangio, with respect to the Detour Gold Segment, is a party or otherwise bound and all such contracts, agreements or arrangements (including all joint venture agreements) are in good standing, and no event has occurred which with notice or lapse of time or both would constitute such a default by the Corporation, or, to the best of the Corporation’s knowledge, information and belief, any other party;

(ff)	the net proceeds of the Offering will be used as described in the Final Prospectus;

(gg)

assuming that the Offering is completed, other than as contemplated in the Final Prospectus and this Agreement or with the prior written consent of Dundee, such consent not to be unreasonably withheld, the Corporation will not, for a period of 120 days from the Closing Date, issue or sell or agree to issue or sell (or announce any intention to do so) any securities of the Corporation, excluding (i) the exercise of the Compensation Options; (ii) the grant or exercise of stock options issued pursuant to the Corporation’s incentive stock option plan; and (iii) the issuance of Shares issuable upon the exercise of convertible securities, options or warrants outstanding on or prior to the Closing Date;

(hh)

the Corporation will use its reasonable best efforts to obtain the necessary regulatory consents from the Exchange in connection with the Offering on such conditions as are acceptable to the Agents and the Corporation, acting reasonably;

(ii)

the Corporation will use its reasonable best efforts to maintain the listing of the Shares on the Exchange and maintain its status as a “reporting issuer” (or the equivalent thereof) and not in default of the requirements of the Securities Laws of each of the Qualifying Provinces which have such a concept to the date which is two (2) years following the Closing Date. For greater certainty, it will not be considered reasonable to maintain such status or listing if to do so would hinder or impede, in any way, any effort on the part of the Corporation to effect, or to take any steps in furtherance of, any amalgamation or business combination (whether by way of a merger, plan of arrangement, consolidation, share or other security exchange transaction, recapitalization, asset acquisition or other transaction) involving any one or more of itself or any of its subsidiaries or affiliates completed in accordance with applicable securities laws;

(jj)	the Shares have been conditionally approved for listing on the Exchange, subject to compliance with the Exchange’s standard listing conditions;

(kk)

the Transfer Agent at its principal transfer office in the Cities of Vancouver, British Columbia and Toronto, Ontario has been appointed the registrar and transfer agent for the common shares of the Corporation;

(ll)

except as disclosed in the Final Prospectus, none of the directors or officers of the Corporation, any known holder of more than 10% of any class of shares of the Corporation, or any known associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Ontario Act)), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Corporation;

(mm)

other than the Agents pursuant to this Agreement, and except for Octagon Capital Corporation, which is to receive a finder’s fee of $750,000 plus GST, there is no person acting or purporting to act at the request of the Corporation who is entitled to any brokerage, agency, underwriting, or other fiscal advisory or similar fee in connection with the transactions contemplated herein;

(nn)

except as disclosed in the Final Prospectus, the Corporation is not party to any debt instrument or has any material loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with them;

(oo)

except as disclosed in the Final Prospectus, at Closing the assets of the Corporation and its business and operations will be insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage will be in full force and effect at Closing; and

(pp)

to the best of the Corporation’s knowledge, information and belief, having made due inquiry, the Corporation’s business as now conducted does not, and as currently proposed to be conducted will not, infringe or conflict with in any material respect patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other intellectual property or franchise right of any person. No claim has been made against the Corporation alleging the infringement by the Corporation of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person.

9.1.2	Prospectus Matters

(a)

the Corporation will, provided the Agents have taken all action required by them hereunder to permit the Corporation to do so, use its best efforts to file the Final Prospectus pursuant to National Policy 43-201 “Mutual Reliance Review System for Prospectuses and Annual Information Forms” and to use its reasonable best efforts to obtain a final MRRS decision document from the Ontario Securities Commission in respect of each Qualifying Province and if any Securities Commission in a Qualifying Province opts out of the MRRS system, a final receipt (or a decision document equivalent thereof) from any such Securities Commission in Canada, and shall have taken all other steps and proceedings that may be necessary in order to qualify the Shares and the Compensation Options for distribution pursuant to the Final Prospectus in each of the Qualifying Provinces before the close of business on January 25, 2007 (or such other date or time as may be agreed to in writing by the Corporation and Dundee, on behalf of the Agents);

(b)

the Corporation will deliver from time to time without charge to the Agents as many copies of the Preliminary Prospectus, the Final Prospectus and any Supplementary Material as they may reasonably request for the purposes contemplated hereunder and contemplated by the Securities Laws in the Qualifying Provinces and such delivery shall constitute the consent of the Corporation to their use of such documents in the Qualifying Provinces in connection with the distribution or the distribution to the public of the Shares, subject to the Agents complying with the provisions of the Securities Laws in the Qualifying Provinces and the provisions of this Agreement;

(c)

all the information and statements to be contained in the Offering Documents shall, at the respective dates of delivery thereof, constitute full, true and plain disclosure of all material facts relating to each of the Offering, the Corporation and the Shares (provided that this representation and warranty is not intended to extend to information and statements included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents specifically for use therein);

(d)

no material fact or information has been omitted from the Offering Documents (except facts or information relating solely to or provided by the Agents) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made;

(e)

at the time of filing and qualification thereof, none of the Offering Documents will contain a misrepresentation (provided that this representation and warranty is not intended to extend to information and statements included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agents specifically for use therein);

	(f)	the Offering Documents shall in all material respects contain the disclosure required by and conform to all requirements of the Securities Laws;

(g)

during and prior to completion of the Distribution Period, the Corporation will use its reasonable best efforts to otherwise take or cause to be taken all steps and proceedings (including the filing of, and obtaining the issuance of a final receipt (or a decision document equivalent thereof) for, the Final Prospectus) that may be required under the

Securities Laws of the Qualifying Provinces to qualify the Shares for sale to the public and the issuance of the Compensation Options to the Agents in the Qualifying Provinces through registrants registered under the Securities Laws of the Qualifying Provinces who have complied with the relevant provisions thereof; and

(h)

at all times until the completion of the Distribution Period, the Corporation will, to the satisfaction of counsel to the Agents, acting reasonably, promptly take or cause to be taken all additional steps and proceedings that may be required from time to time under the Securities Laws of the Qualifying Provinces to continue to so qualify the Shares and the Compensation Options or, in the event that the Shares, or the Compensation Options have, for any reason, ceased to so qualify, to again so qualify the Shares and the Compensation Options.

9.1.3	Mining and Environmental Matters

(a)

to the best of the Corporation’s knowledge, having made due inquiry, Pelangio, with respect to the Detour Lake Property, is in material compliance with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign (the “Mining and Environmental Laws”), occupational health and safety or the processing, current or proposed mining activities, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance (“Hazardous Substances”);

(b)

other than as described in the Final Prospectus, the Corporation will have, upon completion of the Acquisition, obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable legislation including Mining and Environmental Laws (the “Permits”) necessary as at the date of the completion of the Acquisition for the operation of the businesses carried on or proposed to be commenced by the Corporation as described in the Final Prospectus including for certainty with respect to the Detour Lake Property, and each Permit will be at the time of such commencement valid, subsisting and in good standing and the Corporation will not be in material default or breach of any Permit and, to the best of the knowledge of the Corporation, no proceeding is pending or threatened (other than as disclosed in the Final Prospectus) to revoke or limit any Permit;

(c)

the Corporation has not used, except in material compliance with all Mining and Environmental Laws and Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(d)

neither the Corporation nor, to the best of the Corporation’s knowledge, having made due inquiry, Pelangio with respect to the Detour Lake Property, has received any notice of, or been prosecuted for an offence alleging, non-compliance with any Mining and Environmental Law, and the Corporation has not settled any allegation of non- compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets to be acquired by the Corporation under the Purchase Agreement or the Detour Lake Property, nor has the

Corporation received notice of any of the same in respect of the assets to be acquired by the Corporation on completion of the Acquisition;

(e)

the Corporation has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any Mining and Environmental Laws and the Corporation has not received any request for information in connection with any federal, state, municipal or local inquiries as to disposal sites;

(f)

on completion of the Acquisition, the Corporation will own, control or have all of the rights, titles and interests materially necessary or appropriate to authorize and enable it to carry on the material mineral exploration as currently being undertaken or contemplated as described in the Final Prospectus and will have obtained or, upon performance of all conditions precedent expects to be able to obtain, such rights, titles and interests as may be required to implement such plans on such properties and will not be in default of such rights, titles and interests;

(g)

the Corporation is not aware of any assessments or other work required to be performed in relation to the Corporation’s material property interests and rights to be acquired on completion of the Acquisition in order to maintain the Corporation’s interest and rights therein, and all such assessments and other work performed to date has complied in all material respects with all applicable governmental laws, regulations and policies with respect to such property interests and rights, in addition to compliance in all material respects with all contractual obligations to third parties, except for any non-compliance which would not, either individually or in the aggregate, have a material adverse effect on the Corporation. All mining claims to be acquired pursuant to the Purchase Agreement are in good standing in all material respects as of the date of this Agreement and shall be in good standing in all material respects as of the Closing Date and as of the date of completion of the Acquisition;

(h)

upon completion of the Acquisition, the Corporation will be the absolute legal and beneficial owner of, and have good and marketable title to, the Detour Lake Property free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever (other than Permitted Encumbrances as defined in the Purchase Agreement) and no other property rights will be necessary for the conduct of the business of the Corporation as currently conducted or contemplated to be conducted as described in the Final Prospectus. Except as disclosed in the Final Prospectus, to the best of the Corporation’s knowledge, there is no claim or basis for any claim, including a claim with respect to native rights, that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights and the Corporation has no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

(i)

the Purchase Agreement is a valid and subsisting agreement, in full force and effect, enforceable in accordance with the terms thereof, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability is subject to the provisions of the Limitation Act, 2002 (Ontario), and neither the Corporation or Pelangio is in default of any of the material provisions of the Purchase Agreement nor has any such default been alleged;

(j)

upon completion of the Acquisition, any and all of the agreements and other documents and instruments pursuant to which the Corporation shall hold its property and assets or options (including any interest in, or right to earn an interest in, any property) shall be valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability is subject to the provisions of the Limitation Act, 2002 (Ontario), and, upon completion of the Acquisition, the Corporation shall not be in default of any of the material provisions of any such agreements, documents or instruments, and such properties and assets shall be in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and upon completion of the Acquisition, all taxes required to be paid with respect to such properties and assets to the date of the Acquisition shall have been paid. The interests of the Corporation in, or rights of the Corporation to earn an interest in, any property of the Corporation are not subject to any right of first refusal or purchase or acquisition rights, other than as described in the Final Prospectus;

(k)

except as disclosed to the Agents and as disclosed in the Final Prospectus, there are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation except for ongoing assessments conducted by or on behalf of the Corporation in the ordinary course;

(l)

other than as disclosed in the Final Prospectus, there are no claims with respect to native rights or native land claims currently or, to the best of the knowledge of the Corporation, pending or threatened with respect to any of the Corporation’s mining or property interests; and

(m)

the Corporation is in material compliance with the provisions of National Instrument 43- 101 – Standards of Disclosure for Mineral Projects, and has filed all required technical reports required thereby.

9.1.4	Employment Matters

(a)

each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Corporation for the benefit of any current or former director, officer, employee or consultant of the Corporation (the “Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws;

(b)

all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Corporation; and

(c)

there has never been, there is not currently and the Corporation does not anticipate any labour disruption with respect to the employees or consultants of the Corporation which is adversely affecting or could adversely affect the exploration or development plans of the Corporation or the carrying on of the business of the Corporation.

10.	Covenants of the Corporation

	(a)	Consents and Approvals: The Corporation covenants and agrees with the Agents that the Corporation will:

(i)

use its best efforts obtain, to the extent not already obtained, the necessary regulatory consents from, to the extent necessary, the Securities Commissions of the Selling Jurisdictions for the Offering on such terms as are mutually acceptable to the Agents and the Corporation, acting reasonably; and

		(ii)	make all necessary filings to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement.

	(b)	General: The Corporation hereby covenants and agrees with the Agents and the Purchasers that the Corporation will:

		(i)	fulfill all legal requirements to permit the creation, issue, offering and sale of the Shares and the creation and issue of the Compensation Options as contemplated in this Agreement;

(ii)

deliver to the Agents a copy of all press releases made and material change reports and other documents filed with any regulatory authority forthwith upon such press release being made or material change report or other document being filed until 30 days after the Closing Date;

		(iii)	fulfill all legal requirements to permit the creation, issue, offering and sale of the Shares and the creation and issue of the Compensation Options as contemplated in this Agreement;

		(iv)	comply with the rules and regulations of the Exchange;

		(v)	use the net proceeds of the Offering as described in the Final Prospectus;

(vi)

use its best efforts to obtain the necessary regulatory consents from the Exchange in connection with the Offering on such conditions as are acceptable to the Agents and the Corporation, acting reasonably;

(vii)

use its reasonable best efforts to maintain the listing of the Shares on the Exchange and maintain its status as a “reporting issuer” (or the equivalent thereof) and not in default of the requirements of the Securities Laws of each of the Qualifying Provinces which have such a concept to the date which is two (2) years following the Closing Date. For greater certainty, it will not be considered reasonable to maintain such status or listing if to do so would hinder or impede, in any way, any effort on the part of the Corporation to effect, or to take any steps in furtherance of, any amalgamation or business combination (whether by way of a merger, plan of arrangement, consolidation, share or other security exchange transaction, recapitalization, asset acquisition or other transaction) involving any one or more of itself or any of its subsidiaries or affiliates completed in accordance with applicable securities laws;

(c)

Material Changes: During the period from the date hereof to the completion of the Offering, the Corporation shall notify the Agents in writing of the full particulars of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Corporation.

(d)

Right of First Refusal: The Corporation hereby agrees that, (a) subject to a minimum of $15 million being raised in the Offering from the sale of a minimum 5,000,000 Shares, Dundee shall have the right to participate in future equity offerings (an “Equity Offering”) completed by the Corporation during the period prior to the second anniversary of the Closing Date; and (b) subject to a minimum of $25 million being raised in the Offering from the sale of a minimum 8,000,000 Shares, Dundee shall have the right to lead or co-lead future Equity Offerings completed by the Corporation during the period prior to the first anniversary of the Closing Date.

11.	Termination

(a)

Right of Termination: The Agents shall be entitled, at their sole option, to terminate and cancel, without any liability on the part of the Agents, all of the obligations of the Agents under this Agreement and the obligations of any Person who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation prior to or at the Closing Time if:

(i)

there is, in the sole opinion of the Agents, a material change or change in a material fact or new material fact or an undisclosed material fact or material change which might be expected to have an adverse effect on the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or on the market price or value of the Shares or any other securities of the Corporation or on the marketability of the Shares;

		(ii)	the state of the financial markets is such that, in the sole opinion of the Agents, it would be unprofitable to offer or continue to offer for sale the Shares;

(iii)

there should develop, occur or come into effect any occurrence of national or international consequence, or any action, law or regulation, inquiry or other event, action or occurrence of any nature whatsoever which, in the sole opinion of the Agents, seriously affects, or could seriously affect, the financial markets, the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or the market price or value of the Shares or any other securities of the Corporation or the marketability of the Shares;

(iv)

any order or ruling is issued, or any inquiry, action, suit, proceeding or investigation (whether formal or informal) is instituted or announced or threatened in relation to the Corporation or any of the directors, officers or principal shareholders of the Corporation (other than one based solely upon the activities or alleged activities of the Agents) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Agents);

(v)	any order to cease or suspend trading in any securities of the Corporation is made, threatened or announced by any securities regulatory authority;

(vi)	the Agents are not satisfied in their sole discretion with the results of the due diligence review and investigation of the Corporation conducted by the Agents; or

(vii)

the Corporation is in breach of any term, condition, covenant or agreement contained in this Agreement or in any Subscription Agreement or any representation or warranty given by the Corporation in this Agreement or in any Subscription Agreement is or becomes untrue, false or misleading.

(b)

Rights on Termination: Any termination by the Agents pursuant to subsection 11(a) hereof shall be effected by notice in writing delivered by the Agents to the Corporation at the address thereof as set out in section 16 hereof. The right of the Agents to so terminate the obligations thereof under this Agreement is in addition to such other remedies as the Agents may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement. In the event of a termination by the Agents pursuant to subsection 11(a) hereof there shall be no further liability on the part of the Agents to the Corporation or of the Corporation to the Agents except any liability which may have arisen or may thereafter arise under either section 12 or 13 hereof.

12.	Indemnity and Contribution

(a)

Indemnity: The Corporation hereby covenants and agrees to protect, indemnify and save harmless each of the Agents and members of the Selling Group in connection with the Offering, each of the associates and affiliates of each of them and the respective directors, officers, employees, shareholders, partners, advisors and agents of the Agents and the members of the Selling Group in connection with the Offering and of each of the associates and affiliates of each of them (in this section 12 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, payments, liabilities, costs and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending, any such claim, action, suit or proceeding), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement, or:

		(i)	the Agents having acted as the Agents and agent of the Corporation in respect of the Offering (other than by reason of the negligence, willful misconduct or bad faith of the Agents);

(ii)

any statement or information contained in the Preliminary Prospectus, Prospectus or any Supplementary Material which at the time and in light of the circumstances under which it was made containing or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;

(iii)

the omission or alleged omission to state in the Preliminary Prospectus, Prospectus or any Supplementary Material any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iv)

any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agents or any member of the Selling Group in connection with the Offering;

(v)

the non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws of the Selling Jurisdictions or any other applicable law in connection with the transactions contemplated herein;

(vi)	any negligence or willful misconduct by the Corporation relating to or connected with the sale by the Corporation of the Shares; or

(vii)

the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or made by the Corporation in connection with the sale of the Shares or any representation or warranty of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or in connection with the sale of the Shares being or being alleged to be untrue, false or misleading.

If any matter or thing contemplated by this section 12 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled, but not required, to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other of them and the Corporation shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

(b)

Counsel: In any claim referred to in section 12 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

	(i)	the Corporation fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;

	(ii)	the Corporation and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)

the named parties to such claim (including any added, third or impleaded parties) include both the Corporation and the Indemnified Person and the Indemnified Person has been advised by legal counsel that representation of both the Corporation and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;

in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Corporation, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 12(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Corporation, unless:

(i)	the Corporation and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)

the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

(c)

Waiver of Right: The Corporation hereby waives its right to recover contribution from the Agents and the other Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of the indemnity provided by the Corporation in this section 12; provided, however, that such waiver shall not apply in respect of the Agents for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Agents or any failure by the Agents in connection with the Offering to provide to Purchasers any document which the Corporation is required to provide to the Purchasers and which the Corporation has provided or made available to the Agents to forward to the Purchasers.

(d)	Contribution:

(i)

In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 12 is, for any reason of policy or otherwise, held to be unavailable, in whole or in part, to an Indemnified Person other than in accordance with the provisions of such section, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs and expenses of the nature contemplated by the said indemnity incurred or paid by the Corporation and the Indemnified Person, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnitor on the one hand and the Agents on the other hand, but also the relative fault of the indemnitor and the Agents as well as any other equitable considerations; provided that the indemnitor shall in any event contribute to the amount paid or payable by the Agents as a result of such aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs and expenses any excess of such amount over the amount of the consideration received by the Agents pursuant to this Agreement.

(ii)

In the event that the Corporation is held to be entitled to contribution from the Agents under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:

	A.	the portion of the amount of the loss or liability giving rise to such contribution for which the Agents is responsible as determined in accordance with paragraph 12(d)( i) above; and

	B.	the amount of the cash fee actually received from the Corporation under this Agreement and retained by the Agents.

(iii)

For purposes of this subsection 12(d), each party hereto shall give prompt notice to the other party hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 12(d).

(e)

Held in Trust: To the extent that the indemnity contained in subsection 12(a) hereof is given in favour of a Person who is not a party to this Agreement, the Corporation hereby constitutes the Agents as trustee for such Person for such indemnity and the covenants given by Corporation to such Person in this Agreement. The Agents hereby accepts such trust and will hold such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Agents in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

13.	Expenses

The Corporation will be responsible, whether or not the Offering is completed, for all of its costs and the reasonable costs of the Agents in connection with the Offering including the reasonable fees and disbursements of counsel including counsel to the Agents, trust company fees, transfer agents fees, fees of outside consultants (if any), filing fees, listing fees, the costs and expenses of any securities or other filings required to be made in connection with the Offering, printing costs, the preparation and holding of information meetings, the out-of-pocket expenses including all the Agents’ travel expenses in connection with due diligence and marketing meetings.

14.	Actions by Agents

All steps which must or may be taken by the Agents in connection with the closing of the Offering, with the exception of the matters relating to termination of selling obligations, may be taken by Dundee on behalf of itself and the other Agents and the execution of this Agreement by the other Agents and by the Corporation shall constitute the Corporation’s authority and obligation for accepting notification of any such steps from, and for delivering the definitive certificates representing the Shares to or to the order of, Dundee. Dundee shall fully consult with the other Agents with respect to all notices, waivers, extensions or other communications to or with the Corporation.

15.	Conditions

All of the terms and conditions contained in this Agreement to be satisfied by the Corporation prior to the Closing Time shall be construed as conditions and any breach or failure by the Corporation to comply with any of such terms and conditions shall entitle the Agents to terminate the obligations thereof to complete the Closing by written notice to that effect given by the Agents to the Corporation prior to the Closing Time. It is understood and agreed that the Agents may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights thereof in respect of any other such term and condition or any other or subsequent breach or non-compliance; provided that to be binding on the Agents any such waiver or extension must be in writing and signed by the Agents. If the Agents shall elect to terminate the obligations thereof to complete the Closing as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder shall be limited to the indemnity referred to in section 12 hereof, the right to contribution referred to in section 12 hereof and the payment of expenses referred to in section 13 hereof.

16.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by fax on a Business Day to the following addresses:

(a)	in the case of the Corporation:

Detour Gold Corporation
BCE Place, 161 Bay Street, 27th Floor Toronto, ON M5J 2S1
Attention: President and Chief Executive Officer
Fax: 519-927-9978

with a copy (for information purposes only) to:

Lang Michener LLP BCE Place, P.O. Box 747 Suite 2500, 181 Bay St. Toronto, ON M5J 2T7
Attention: Hellen Siwanowicz
Fax: 416-304-3791

(b)	in the case of the Agents:

Dundee Securities Corporation Suite 2700, 1 Adelaide Street East Toronto, ON M5C 2V9
Attention: David G. Anderson, Executive Vice President and Director
Fax: 416-350-3312

with a copy (for information purposes only) to:

Cassels Brock & Blackwell LLP Suite 2100, 40 King Street West Scotia Plaza Toronto, ON M5H 3C2
Attention: Heather Zordel
Fax: 416-640-3217

Either the Corporation or the Agents may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by fax, and shall be deemed to have been given on the day on which it was delivered or sent by fax.

17.	Miscellaneous

(a)

Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

	(b)	Time of Essence: Time shall be of the essence of this Agreement.

(c)

Survival: All representations, warranties, covenants and agreements of the Corporation herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Shares shall survive the purchase and sale of the Shares and the termination of this Agreement and shall continue in full force and effect for a period of two (2) years from the Closing Date for the benefit of the Agents and the Purchasers, regardless of any subsequent disposition of Shares, or any investigation by or on behalf of the Agents with respect thereto.

(d)

Counterparts: This Agreement may be executed by any one or more of the parties to this Agreement by fax other means of electronic communication capable of producing a printed copy or in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(e)

Entire Agreement: This Agreement constitutes the entire agreement between the Corporation and the Agents in connection with the issue and sale of the Shares by the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, any engagement agreement or term sheet relating to the Offering between the Corporation and the Agents.

(f)

Severability: If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.

(g)

Language: The parties hereto acknowledge and confirm that they have requested that this Agreement as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont convenu que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés dans la langue anglaise.

Signatures on Next Page.

Would you kindly confirm the agreement of the Corporation to the foregoing offer by executing five (5) duplicate copies of this Agreement and thereafter returning five (5) such executed copies to Dundee, on behalf of the Agents.

Yours truly,

DUNDEE SECURITIES CORPORATION

By:	(signed) David G. Anderson
David G. Anderson
Executive Vice-President & Director,
Investment Banking

HAYWOOD SECURITIES INC.

By:	(signed) John Willett
John Willett
Managing Director, Investment Banking

TD SECURITIES INC.

By:	(signed) Ewan Mason
Ewan Mason
Managing Director

BLACKMONT CAPITAL INC.

By:	(signed) Rick Vernon
Rick Vernon
Director, Investment Banking

          The undersigned hereby accepts and agrees to the foregoing as of the 22th day of January, 2007.

DETOUR GOLD CORPORATION

By:	(signed) Gerald Panneton
Gerald Panneton
President & CEO

SCHEDULE “A”

OPINION OF THE CORPORATION'S COUNSEL

This is Schedule “A” to the Agency Agreement dated as of January 22, 2007 between Detour Gold Corporation, Dundee Securities Corporation, Haywood Securities Inc., TD Securities Inc. and Blackmont Capital Inc.

The opinion of the Corporation’s counsel shall be in respect of the following matters:

(i)

the Corporation is a “reporting issuer”, or its equivalent, in each of the Qualifying Provinces and it is not listed as in default of any requirement of the securities laws in any of the Qualifying Provinces;

(ii)

the Corporation is a corporation existing under the Canada Business Corporations Act and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement;

(iii)	the authorized capital of the Corporation consists of an unlimited number of common shares;

(iv)	as to the issued and outstanding common shares of the Corporation;

(v)

the Corporation has all necessary corporate power, authority and capacity: (i) to execute and deliver this Agreement and perform its obligations under this Agreement; (ii) to create, issue and sell the Shares; (iii) to issue the Compensation Options; and (iv) to issue the Agents’ Shares upon the exercise of the Compensation Options;

(vi)

all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of each of the Preliminary Prospectus and the Final Prospectus and the filing thereof with the Securities Commissions;

(vii)

upon the payment therefor and the issue thereof, the Shares, including the Agents’ Shares issuable upon the exercise of the Compensation Options, will have been validly issued as fully paid and non-assessable;

(viii)

all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of each of this Agreement and the Purchase Agreement, and the performance of its obligations thereunder and each of this Agreement and the Purchase Agreement, has been executed and delivered by the Corporation and constitutes legal, valid and binding obligations of the Corporation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally and subject to such other standard assumptions and qualifications including the qualifications that equitable remedies may be granted in the discretion of a court of competent jurisdiction and that enforcement of rights to indemnity, contribution and waiver of contribution set out in this Agreement and the Purchase Agreement may be limited by applicable law and that enforceability is subject to the provisions of the Limitation Act 2002 (Ontario);

(ix)	the rights, privileges, restrictions and conditions attaching to the Shares are accurately summarized in all material respects in the Final Prospectus;

(x)

all necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority under the securities laws in each of the Qualifying Provinces have been obtained by the Corporation to qualify the distribution or distribution to the public of the Shares in each of the Qualifying Provinces through persons who are registered under applicable legislation and who have complied with the relevant provisions of such applicable legislation;

(xi)

the issue by the Corporation of the Agents’ Shares to be issued, in accordance with the terms and conditions of, and upon the exercise of, the Compensation Options is exempt from, or is not subject to, the prospectus and registration requirements of the laws of each of the Provinces of Ontario and British Columbia and no prospectus or other documents are required to be filed, proceedings taken, or approvals, permits, consents or authorizations obtained by the Corporation under securities laws in any of the Provinces of Ontario and British Columbia;

(xii)

the first trade in, or resale of the Agents’ Shares upon the exercise of the Compensation Options are exempt from, or are not subject to, the prospectus requirements of the securities laws of each of the Provinces of British Columbia and Ontario and no filing, proceeding or approval will need to be made, taken or obtained by the Corporation under such laws in connection with any such trade, subject to the exceptions generally provided for in such opinions;

(xiii)	subject only to the standard listing conditions, the Shares (and for certainty, the Agents’ Shares) have been conditionally listed on the Exchange;

(xiv)

the form and terms of the definitive certificate representing the common shares of the Corporation have been approved by the directors of the Corporation and comply in all material respects with the CBCA and the rules and by-laws of the Exchange;

(xv)

the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Corporation and the issuance, sale and delivery of the Shares to be issued, delivered and sold by the Corporation at the Closing Time and the issuance of the Agents’ Shares upon the exercise of the Compensation Options do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with any of the terms, conditions or provisions of the articles or by-laws of the Corporation or the CBCA;

(xvi)	Computershare Investor Services Inc. has been duly appointed the transfer agent and registrar for the Shares;

A-2

(xvii)

the statements set forth in the Final Prospectus under the heading (for certainty, including all subheadings under such headings) “Eligibility for Investment” insofar as they purport to constitute a summary of the laws of the Province of Ontario and the federal laws of Canada applicable therein, provide a fair and accurate summary in all material respects;

(xviii)

all consents, approvals, authorizations and corporate actions required to be obtained or taken pursuant to Schedules 10.10 and 11.9 of the Purchase Agreement have been obtained or taken in order to complete the Acquisition; and

(xix)	such other matters as the Agents may reasonably request.

A-3

SCHEDULE “B”

TERMS FOR OFFERING TO U.S. PURCHASERS

This is Schedule “B” to the Agency Agreement dated as of January 22, 2007 between Detour Gold Corporation, Dundee Securities Corporation, Haywood Securities Inc., TD Securities Inc. and Blackmont Capital Inc.

As used in this Schedule “B”, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agency Agreement to which this Schedule is annexed and the following terms shall have the meanings indicated:

(a)	“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D;

(b)

“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Shares and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Shares;

(c)

“Foreign Issuer” shall have the meaning ascribed thereto in Regulation S. Without limiting the foregoing, but for greater clarity, it means any issuer which is (a) the government of any country other than the United States, of any political subdivision thereof or a national of any country other than the United States; or (b) a corporation or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or indirectly by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(d)

“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D under the U.S. Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(e)	“NASD” means the National Association of Securities Dealers, Inc.;

(f)	“Preliminary U.S. Wrap” means a preliminary private placement memorandum including the Preliminary Prospectus in form and substance satisfactory to the Corporation and the Agents;

(g)	“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in rule 144A;

(h)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(i)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(j)	“Rule 144A” means Rule 144A adopted by the SEC under the U.S. Securities Act;

(k)	“SEC” means the United States Securities and Exchange Commission;

(l)	“Substantial U.S. Market Interest” means substantial U.S. market interest as that term is defined in Regulation S;

(m)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(n)	“U.S. Affiliate” means the Agents’ U.S. registered broker-dealer affiliate;

(o)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(p)	“U.S. Person” means “U.S. person” as that term is defined in Regulation S;

(q)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(r)	“U.S. Wrap” means a final private placement memorandum including the Final Prospectus in form and substance satisfactory to the Corporation and the Agents.

All other capitalized terms used but not otherwise defined in this Schedule “B” shall have the meanings assigned to them in the Agency Agreement to which this Schedule “B” is attached.

Representations, Warranties and Covenants of the Agents

Each Agent acknowledges that the Shares have not been and will not be registered under the U.S. Securities Act or any U.S. state securities laws and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and U.S. state securities laws. Accordingly, each Agent, severally and not jointly, represents, warrants and covenants to the Corporation that:

1.

It has not offered and sold, and will not offer and sell, any Shares forming part of its allotment or otherwise as a part of the distribution except (a) in accordance with Regulation S or (b) in the United States and to U.S. Persons as provided in paragraphs 2 through 10 below. Accordingly, except as permitted in paragraphs 2 through 11, neither it nor any of its affiliates nor any person acting on its or their behalf, has engaged or will engage in: (i) any offer to sell or any solicitation of an offer to buy, any Shares to any person in the United States, or (ii) any sale of Shares to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Agent, affiliate or person acting on behalf of either reasonably believed that such purchaser was outside the United States, or any Directed Selling Efforts with respect to the Shares.

2.

It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Shares, except with its affiliates, any selling group members or with the prior written consent of the Corporation. It shall require each selling group member to agree, in writing, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that each selling group member complies with, the same provisions of this Schedule as apply to such Agent as if such provisions applied to such selling group member.

3.	All offers and sales of Shares in the United States have been and will be made through the Agents’ U.S. Affiliate in compliance with all applicable U.S. broker-dealer requirements.

4.

Neither the Agent nor any of its affiliates nor any person acting on its or their behalf will engage in any form of General Solicitation or General Advertising or any conduct involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act in connection with offers or sales of Shares in the United States.

5.

Offers and sales of Shares in the United States may be made by the Agent, through its U.S. Affiliate, either (i) acting as principal, pursuant to the provisions of Rule 144A to persons who are or are reasonably believed by them to be Qualified Institutional Buyers acquiring the Shares for their own accounts or for the accounts of Qualified Institutional Buyers with respect to which they exercise sole investment discretion, in transactions meeting the requirements of Rule 144A or (ii) acting as agent on behalf of the Corporation, pursuant to the provisions of Rule 506 of Regulation D to persons who are or are reasonably believed by them to be Accredited Investors acquiring the Shares for their own accounts or for the accounts of Accredited Investors with respect to which they exercise sole investment discretion.

6.

All purchasers of the Shares that are in the United States or U.S. Persons shall be informed that the Shares have not been and will not be registered under the U.S. Securities Act and are being offered and sold to such purchasers in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Rule 144A or Regulation D, as applicable, thereunder.

7.

Each person in the United States to whom the Agent, through its U.S. Affiliate, offers to sell or from whom it solicits any offer to buy Shares has been or shall be provided with one or both of the Preliminary U.S. Wrap including the Preliminary Prospectus and the Final U.S. Wrap including the Final Prospectus. Each purchaser of Shares that is in the United States or a U.S. Person will have received prior to the time of purchase of any Shares the Final U.S. Wrap including the Final Prospectus.

8.

Immediately prior to soliciting offerees, the Agents had reasonable grounds to believe and did believe that each offeree was a Qualified Institutional Buyer or an Accredited Investor, as the case may be.

9.

Prior to any sale of Shares, each purchaser that is purchasing pursuant to Rule 506 of Regulation D will be required to execute a U.S. Subscription Agreement in a form acceptable to the Agents and the Corporation (each a “U.S. Subscription Agreement”) and each purchaser that is purchasing pursuant to Rule 144A will be required to execute a U.S. Purchase Agreement in a form acceptable to the Agents (each a “U.S. Purchase Agreement”).

10.

Prior to the Closing Date, it will provide the Corporation with a list of all purchasers of the Shares that are in the United States or U.S. Persons, and in each case indicate whether such purchaser is an Accredited Investor purchasing pursuant to Rule 506 of Regulation D or is a Qualified Institutional Buyer purchasing pursuant to Rule 144A and the state or other jurisdiction in which the Shares were offered or sold to such purchaser. Prior to the Closing Time, it will provide the Corporation with copies of all U.S. Subscription Agreements and U.S. Purchase Agreements.

11.

At the Closing Time, each Agent making sales to Accredited Investors or Qualified Institutional Buyers will together with its U.S. Affiliate provide to the Corporation a certificate in the form of Exhibit A to this Schedule relating to the manner of the offer and sale of the Shares in the United States.

12.

Each Agent acknowledges that, until 40 days after the commencement of the offering of the Shares, an offer or sale of the Shares within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in accordance with Rule 144A.

13.

Neither the Agent nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with its offers or sales of the Shares in the United States.

14.	Each Agent represents, warrants, covenants and agrees that:

(a)	it did not receive the offer to purchase the Compensation Options from the Corporation in the United States;

(b)	it has not executed the Agency Agreement in the United States;

(c)	it is not a U.S. Person; and

(d)	it is not purchasing any of the Compensation Options pursuant to Directed Selling Efforts in the United States.

15.

None of the Agent, its affiliates or any person acting on their behalf has taken any action that would cause the exemption afforded by Rule 903 of Regulation S, Rule 506 of Regulation D or Rule 144A to be unavailable for offers and sales of the Shares.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, covenants and agrees that:

1.

(a) the Corporation is and on the Closing Date will be a Foreign Issuer with no Substantial U.S. Market Interest in the Shares and is not now and as a result of the sale of Shares contemplated hereby will not be, an open-end investment company, a unit investment trust or a face-amount certificate company registered or required to be registered or a closed-end investment company required to be registered, but not registered, under the United States Investment Company Act of 1940, as amended; (b) the Shares are not, and each the Closing Time will not be, and no securities of the same class as the Shares are or will be, (i) listed on a national securities exchange registered under Section 6 of the U.S. Exchange Act, (ii) quoted in a “U.S. automated inter-dealer quotation system”, as such term is used in Rule 144A, or (iii) convertible or exchangeable at an effective conversion premium (calculated as specified in paragraph (a)(6) of Rule 144A) of less than ten percent for securities so listed or quoted; and (c) neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.

2.

Neither the Corporation, its subsidiaries nor any of its affiliates, nor any person acting on its or their behalf (except the Agents, their affiliates and any persons acting on any of their behalf, in respect of which no representation is made) (i) has made or will make any Directed Selling Efforts with respect to any of the Shares, (ii) has engaged in or will engage in any form of Directed Selling Efforts, General Solicitation or General Advertising with respect to offers or sales of the any of the Shares in the United States (iii) has made or will make any offer or sale of the Shares in the United States except through the Agents as set forth in this Schedule “B” or (iv) has taken or will take any other action that would cause the exemptions or exclusions from registration provided by Regulation S, Regulation D or Rule 144A to be unavailable with respect to offers and sales of the Shares pursuant to this Schedule “B”.

3.

The Corporation has not and will not, during the period beginning six months prior to the start of the offering of Shares and ending six months after the completion of the offering of Shares sell, offer for sale or solicit any offer to buy any of its securities in the United States in a manner that would be integrated with and would cause the exemption from registration provided by Regulation D to be unavailable with respect to offers and sales of the Shares pursuant to this Schedule “B”.

4.

So long as any of the Shares resold pursuant to Rule 144A are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act and cannot be sold pursuant to Rule 144(k) under the U.S. Securities Act, the Corporation will, if it no longer is subject to the reporting requirements of Section 13 or Subsection 15(d) of the U.S. Exchange Act or the information furnishing requirements of Rule 12g3-2(b) thereunder or if it is subject to any such reporting requirements and fails to comply therewith, provide to any holder of those restricted securities, or to any prospective purchaser of those restricted securities designated by a holder, upon the request of that holder or prospective purchaser, at or prior to the time of sale, the information required to be provided by Rule 144A(d)(4) under the U.S. Securities Act (so long as that requirement is necessary in order to permit holders of the restricted securities to effect resales under Rule 144A).

5.

The Corporation will, within prescribed time periods, prepare and file any forms or notices required under the U.S. Securities Act or applicable blue sky laws in connection with the offer and sale of the Shares.

6.

Except with respect to offers and sales to Accredited Investors and Qualified Institutional Buyers, as contemplated by and on the terms set forth in this Agreement, the Corporation, its Subsidiaries, their respective affiliates or any person acting on its or their behalf (except the Agents, their affiliates and any persons acting on any of their behalf, in respect of which no representation is made) have complied and will comply with the requirements for an “offshore transaction”, as such term is defined in Regulation S.

7.	The Corporation will notify its transfer agent as soon as practicable upon it becoming a “domestic issuer”, as defined in Regulation S.

8.

For each taxable year, if any, that the Corporation qualifies as a “passive foreign investment company” as defined in section 1297 of the Internal Revenue Code of 1986, as amended, (the “Code”) in the case of a Purchaser that is a “United States person” (as defined in section 7701(a)(30) of the Code) and that has made an effective “qualified electing fund” election (as defined in section 1295 of the Code) with respect to the Corporation (a “QEF Election”), the Corporation will provide to such Purchaser (a) a “PFIC Annual Information Statement” as described in Treasury Regulation section 1.1295-1(g) (or any successor Treasury Regulation), including all representations and statements required by such PFIC Annual Information Statement, and (b) all additional information that such Purchaser is required to obtain in connection with maintaining such QEF Election. With regard to the PFIC Annual Information Statement, as permitted by Treasury Regulation section 1.1293-1, the Corporation will calculate and report the amount of each category of long-term capital gain, the net capital gain and ordinary earnings that were recognized by the Corporation.

9.

None of the Corporation, its affiliates or any person acting on their behalf, (other than the Agents, their affiliates, and any persons acting on any of their behalf, as to whom the Corporation makes no representation) has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with any offer or sale of the Shares.

EXHIBIT A

AGENTS' CERTIFICATE

In connection with the private placement in the United States of Shares of Detour Gold Corporation (the “Corporation”) pursuant to the Agency Agreement dated January 22, 2007 among the Corporation and the Agents named therein (the “Agency Agreement”), each of the undersigned does hereby certify as follows:

(i)

[Name of U.S. broker-dealer affiliate] (the “U.S. Affiliate”) on the date hereof and on the date of each offer or sale of Shares is and was a duly registered broker-dealer under the U.S. Exchange Act and under the laws of each state where it made offers or sales of the Shares (unless exempted from the respective state’s broker-dealer registration requirements) and a member of and in good standing with the National Association of Securities Dealers, Inc. (the “NASD”);

(ii)	all offers and sales of Shares in the United States have been and will be effected in accordance with all applicable U.S. broker-dealer requirements;

(iii)

we provided each offeree of Shares that was in the United States or a U.S. Person a copy of one or both of the Preliminary U.S. Wrap including the Preliminary Prospectus and the Final U.S. Wrap including the Final Prospectus, and we provided each purchaser of Shares that was in the United States or a U.S. Person, prior to the sale of Shares to such purchaser, with a copy of the Final U.S. Wrap including the Final Prospectus and no other written material was used in connection with the offer and sale of the Shares in the United States;

(iv)

immediately prior to our transmitting any such materials to an offeree that was in the United States or a U.S. Person, we had reasonable grounds to believe and did believe that each offeree was either an “Accredited Investor” as defined in Rule 501(a) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or a “qualified institutional buyer”, as defined in Rule 144A under the U.S. Securities Act, as amended, and, on the date hereof, we continue to believe, that each offeree in the United States or U.S. Person purchasing the Shares (i) from the Corporation pursuant to a U.S. Subscription Agreement is an Accredited Investor or (ii) from us pursuant to a U.S Purchase Agreement is a Qualified Institutional Buyer.

(v)

no form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Shares in the United States;

(vi)

prior to any sale of Shares to an Accredited Investor in reliance on Regulation D, we caused each U.S. Person thereof to execute a U.S. Subscription Agreement in a form acceptable to the Agents and the Corporation;

(vii)

prior to any sale of Shares to an Qualified Institutional Buyer in reliance on Rule 144A, we caused each U.S. Person thereof to execute a U.S. Purchase Agreement in a form satisfactory to the Agents and the Corporation;

(viii)	neither we nor any member of the selling group, nor any of our or their affiliates, have taken or will take any action which would constitute a violation of Regulation M under the U.S. Exchange Act;

(ix)	the offering of the Shares has been conducted by us in accordance with the terms of the Agency Agreement, including Schedule “B” thereto.

2

Terms used in this certificate have the meanings given to them in the Agency Agreement including Schedule “B” thereto, unless otherwise defined herein.

DATED this day of , 2007.

[NAME OF AGENT]	[U.S. BROKER-DEALER AFFILIATE]

By: ________________________________________________	By: ________________________________________________
Name:	Name:

Title:	Title: